UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No._)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

COGENT COMMUNICATIONS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

EXPLANATORY NOTE

The Additional Definitive Proxy Soliciting Materials filed on April 14, 2021 misstated the date of the Annual Meeting of Stockholders for Cogent Communications Holdings, Inc. The date of the Annual Meeting is April 28, not April 29 as stated in the prior filing. This filing amends and supersedes the prior filing in all respects.

COGENT COMMUNICATIONS HOLDINGS, INC.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

April 14, 2021

Dear Stockholder:

The Board of Directors (the “Board”) of Cogent Communications Holdings, Inc. (“Cogent”) is providing you with this Proxy Supplement to address the concerns raised by Institutional Shareholder Services (“ISS”) regarding the pledging of company shares by Dave Schaeffer, Cogent’s Chief Executive Officer.

In summary:

•	The Board is confident that the Audit Committee has properly exercised its risk oversight function in concluding that Mr. Schaeffer’s pledge does not pose a significant risk to the investments of our stockholders.

•	Mr. Schaeffer has maintained his significant ownership stake in Cogent and has not sold a single share since 2006, and the Board believes that it would not be proper to adopt a policy that would encourage, if not force, Mr. Schaeffer to sell shares to cover his tax liabilities.

•	The Audit Committee will continue to conduct a quarterly review of Mr. Schaeffer’s pledge.

•	The Board encourages all stockholders to vote “FOR” all of the members of the Audit Committee and strongly disagrees with the misguided recommendation of ISS to withhold votes from the members of the Audit Committee.

Mr. Schaeffer’s pledge does not pose a significant risk to stockholders

Mr. Schaeffer’s pledge does not pose a significant risk at this time to stockholders, as is clear when the specifics of this pledge are placed into their proper context. The shares are not pledged pursuant to a margin loan. The shares are pledged pursuant to personal full recourse lines of credit where the shares are held in accounts at the banks providing the lines of credit. Mr. Schaeffer also has asset-backed, full recourse real estate loans relating to his personal investments in commercial real estate.

The increase in the number of shares pledged by Mr. Schaeffer over the years is not due to any active steps to increase the collateral pool, but rather occurred automatically through the continued vesting of Mr. Schaeffer’s equity compensation.

In response to the ISS report, on April 9, 2021, the Audit Committee convened a special meeting to assess the risk posed by the pledge. Following this special meeting, Mr. Schaeffer provided a personal financial statement showing all of his assets and liabilities and other documents requested by the Audit Committee, and he met with the Audit Committee again on April 13, 2021 to answer questions and provide additional detail. Following these meetings and a review of the documents, the committee determined that, at this time, there is not a material risk that Mr. Schaeffer would have to sell his shares in a forced liquidation that could disrupt the market for the company’s shares. In reaching this determination, the Audit Committee considered Mr. Schaeffer personal financial position including among other things the overall leverage of his financial position, the debt service and maturity structure of his obligations, his available liquidity and cash flows, the nature of the assets securing his obligations, capital commitments in the near term, and material contingent obligations. The Committee was also aware that Mr. Schaeffer has decades of experience in the credit markets and was informed that he has never had a payment default on an obligation. The committee concluded:

•	Mr. Schaeffer is not over-leveraged, with sufficient cash flows and coverage ratios to deal with any near term obligations.

•	a substantial majority of his obligations are real estate loans secured by commercial property in the Washington, DC area with relatively little exposure to retail tenants.

•	the real estate portfolio is diversified and no single loan constitutes a significant portion of the whole,

•	the maturity structure of the loans and debt service levels do not pose a significant risk considering Mr. Schaeffer’s liquidity and cash flows, and

•	the ongoing COVID-19 pandemic has had a minimal impact on these assets.

Consistent with its prior conclusions regarding the pledge, the Audit Committee determined that because of the nature and diversification of Mr. Schaeffer’s assets, the relatively conservative leverage of his balance sheet and his liquidity and cash flows, no material risk exists of a distressed sale of the Cogent shares subject to the pledge. Thus, the Audit Committee affirmed its prior determination that Mr. Schaeffer’s pledge does not pose a significant risk to stockholders.

Mr. Schaeffer’s desire to maintain a significant ownership stake in Cogent is admirable and should be encouraged

Consistent with ISS’s stated position, the Board believes that the linking of the interests of management and stockholders through management’s ownership of the company’s stock is in the best interest of Cogent and its stockholders. The Board commends the fact that Mr. Schaeffer maintains a significant ownership stake in Cogent, and has not sold a single Cogent share since 2006, when he participated in a registered offering in conjunction with Cogent’s original venture investors selling shares.

The pledge exists in part to prevent an alternate scenario, in which Mr. Schaeffer sells a significant portion, if not all, of his shares as they vest to meet the related tax obligations. Over the last twenty years, the aggregate basis of Mr. Schaeffer’s vested shares is approximately $135 million. From the outset, rather than selling shares to cover those taxes, as is a very common practice, Mr. Schaeffer has used personal funds to pay the taxes due on the stock as it vests.

By 2012, as Cogent’s share price appreciated, the tax burden associated the vesting of shares increased as well. Mr. Schaeffer’s cash compensation, which is currently fully performance based and only paid at the beginning of the following year, is limited and does not provide any meaningful offset of the tax liabilities arising from the vesting of his equity compensation.

While approximately 85% of Mr. Schaeffer’s shares are fully marketable and could be sold in the open market if the need for liquidity arose, in order to meet the dual goals of maintaining Mr. Schaeffer’s share ownership and allowing him to be in a financial position to pay these taxes, the Board allowed pledging of these shares on a full recourse basis. This position is consistent with the company’s hedging policy, which permits all employees and directors to pledge shares pursuant to full recourse loans, which prevents pledging from being used as a constructive means to the sale of equity.

The Audit Committee and the full Board believe that this policy is in the best interest of our stockholders. The Board also believes that Mr. Schaeffer should be commended for seeking ways to maintain his significant ownership stake in Cogent, which keeps his interests fully aligned with those of our other stockholders.

The Audit Committee will continue to monitor the aggregate risk posed by Mr. Schaeffer’s pledge and will not require Mr. Schaeffer to unwind the pledge

Recognizing the heightened prominence that ISS is now allocating to this issue, at its April 9 meeting, the Audit Committee determined that its monitoring of the aggregate risk of Mr. Schaeffer’s pledge will occur no less frequently than at each of its regularly-scheduled quarterly meetings and this review shall include an inquiry to Mr. Schaeffer of his financial position. In addition, the Audit Committee will conduct a comprehensive review at least annually and/or when material events warrant. Further, the Audit Committee is empowered to engage a third party advisor as it deems necessary. The disclosure and discussion of the pledge and our risk analysis will be amplified in future proxy statements to stockholders.

At this time, based on the Audit Committee’s risk assessment and the significant negative impact should Mr. Schaeffer be required to sell his shares, the committee is not requiring that Mr. Schaeffer unwind the transactions giving rise to the pledge. Due to the nature of full recourse loans, the only potential paths to unwinding the pledge are for Mr. Schaeffer to sell all of his Cogent shares that he currently holds and to sell additional shares as they vest or for Mr. Schaeffer to limit or end his personal real estate investing activities. In both cases, we judge that the solution is inappropriate and disproportionate to the level of risk the pledge presents. We believe that the interests of our stockholders are better served if Mr. Schaeffer, our Chairman and CEO for over twenty years, continues to hold a significant amount of company stock.

The Board strongly disagrees with the recommendation of ISS and urges stockholders to vote “FOR” all members of the Audit Committee

The Board was both confused and surprised by the recommendation by ISS this year.

•	The existence of the pledge and the number of shares that are covered by the pledge has been fully disclosed in each of Cogent’s proxy statements since 2013, and Mr. Schaeffer provided additional details about the pledge in his letter to stockholders in May 2019.

•	In its 2020 research report, ISS noted the pledge and indicated that stockholders should simply “continue to monitor” the share pledging.

•	ISS met with members of our Nominating and Governance Committee in early 2020 and did not raise the pledge as an area of concern.

•	In 2021, the Nominating and Governance Committee requested a meeting with ISS to discuss any potential areas of concern, but ISS rejected this request without explanation.

Thus, it was to the surprise of the Board that in its 2021 research report, ISS recommended a “withhold” vote for every member of the Audit Committee. The facts of the pledge remained largely consistent from 2020 to 2021. The modest increase in the number of shares subject to the pledge was attributable solely to the vesting of additional share grants made in 2017, and thus both expected and predictable.

In recent years the Board has demonstrated its responsiveness to issues raised both by ISS and our stockholders. ISS could have noted its heightened concerns in this year’s report and provided the Board the opportunity to address them, a process that ISS has followed both in the past and in its 2021 report with respect to other concerns.

Lastly, ISS did not adequately consider the harm to Cogent and its stockholders if any of the members of our Audit Committee are not reelected to the Board. Each of them is highly qualified with decades of experience in audit matters as well as banking and bank supervision and risk assessment. Each of them has demonstrated their commitment to the best interest of Cogent’s stockholders. Cogent is lucky to have them as members of our Board.

In light of their excellent service to date and considering the facts set forth above, the Board believes that the recommendation of ISS against the members of our Audit Committee is not in the best interest of our stockholders. The Board unanimously and without reservation encourages all stockholders to vote “FOR” each of the members of the Audit Committee.

The Annual Meeting will be held on April 28, at 9:00 a.m., local time, at the company’s offices at 2450 N Street, NW, Washington, D.C. 20037. Thank you for your consideration.

Sincerely,

The Board of Directors

/s/ David Schaeffer
David Schaeffer	Chairman and Chief Executive Officer	April 14, 2021

/s/ Carolyn Katz
Carolyn Katz	Director	April 14, 2021

/s/ Steven Brooks
Steven Brooks	Director	April 14, 2021

/s/ Sheryl Kennedy
Sheryl Kennedy	Director	April 14, 2021

/s/ David Blake Bath
David Blake Bath	Director	April 14, 2021

/s/ Marc Montagner
Marc Montagner	Director	April 14, 2021

/s/ Lewis H. Ferguson III
Lewis H. Ferguson III	Director	April 14, 2021